EXHIBIT 99.1

Pacific Green Signs a Landmark Offtake Framework Agreement with Re2 Capital to Support 2GWh of BESS Projects in Australia

Sydney, Aug. 07, 2025 (GLOBE NEWSWIRE) -- Pacific Green Technologies, Inc., a global leader in battery energy storage solutions, is pleased to announce that its Australian battery storage business has signed a landmark framework agreement with Re2 Capital Ltd. (“Re2”). The agreement covers seven to 10-year capacity revenue swap arrangements across four Battery Energy Storage System (BESS) projects located in South Australia, Victoria, New South Wales, and Queensland, in support of 2GWh of new storage capacity.

This industry-first agreement marks a major milestone in Pacific Green’s growth trajectory, significantly accelerating the route to market for its 7GWh Australian project portfolio.

Scott Poulter, Group CEO of Pacific Green, commented:

“Following our recent agreement with ZEN Energy for 1.5GWh, we are delighted to now also sign this first-of-its-kind framework agreement with Re2 for 2GWh in Australia.”

“Combined, these strategic framework agreements with Re2 and ZEN Energy enable Pacific Green to guarantee revenue underwriting 3.5GWh of battery projects in Australia and signify a major milestone for Pacific Green’s development business.”

Richard Oduntan, CEO of Re2 Capital commented:

“This framework agreement with Pacific Green is a milestone for both companies and the wider energy market. Through this framework agreement, we hope to further enable the development of critical infrastructure that will strengthen the National Electricity Market in Australia and facilitate continued renewable energy penetration.”

Scott Poulter, Chairman & CEO
Pacific Green Technologies, Inc.
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